Exhibit 99.1

Reliance Steel & Aluminum Co. Reports Third Quarter 2015 Financial Results

- Non-GAAP EPS of $1.16

- Strong operational execution - FIFO gross profit margin increased to 26.4%

- Cash flow from operations of $252.4 million

LOS ANGELES, Oct. 22, 2015 /PRNewswire/ -- Reliance Steel & Aluminum Co. (NYSE: RS) today reported its financial results for the third quarter ended September 30, 2015.

Third Quarter 2015 Financial Highlights

  Sales were $2.29 billion, down 15.5% from $2.71 billion in the third quarter of 2014 and down 5.7% from $2.42 billion in the second quarter of 2015.
  Tons sold were down 3.9% from the third quarter of 2014 and down 1.5% from the second quarter of 2015, with the average selling price per ton sold down 12.7% from the third quarter of 2014 and down 4.4% from the second quarter of 2015.
  Net income attributable to Reliance was $51.4 million, compared to $95.5 million in the third quarter of 2014 and $90.2 million in the second quarter of 2015. Net income attributable to Reliance included a pre-tax impairment and restructuring charge of $55.5 million, or $0.47 per diluted share, in the third quarter of 2015, which was primarily related to businesses serving the energy industry.
  Earnings per diluted share were $0.69, compared to $1.21 in the third quarter of 2014 and $1.20 in the second quarter of 2015.
  Non-GAAP earnings per diluted share were $1.16, down 12.8% from $1.33 in the third quarter of 2014, and down 4.1% from $1.21 in the second quarter of 2015.
  A pre-tax LIFO inventory valuation credit adjustment, or income, of $35.0 million, is included in cost of sales compared to a pre-tax LIFO charge, or expense, of $20.0 million in the third quarter of 2014 and a credit of $32.5 million in the second quarter of 2015.
  The effective tax rate was 32.1%, compared to 25.7% in the third quarter of 2014 and 32.6% in the second quarter of 2015.
  Cash flow from operations was $252.4 million in the third quarter of 2015 and $716.3 million in the nine months ended September 30, 2015, up from $162.8 million in the first nine months of 2014.  Net debt-to-total capital was 33.8% at September 30, 2015.
  Reliance repurchased $142.3 million of its common stock, or 2.5 million shares, at an average price of $56.60 per share, during the third quarter of 2015, and has repurchased 5.95 million shares at an average price of $57.50 per share during the nine months ended September 30, 2015.  Reliance amended its existing share repurchase program to increase the number of shares authorized to be repurchased by 7.5 million shares and extended the program through December 2018.
  A quarterly cash dividend of $0.40 per share was declared on October 20, 2015 for shareholders of record as of November 20, 2015 and will be payable on December 18, 2015.

Management Commentary

"Once again, our operational performance was outstanding despite significant industry-wide challenges that continued to put pressure on metals pricing," said Gregg Mollins, President and Chief Executive Officer of Reliance. "In particular, I am very pleased that we were able to increase our FIFO gross profit margin to 26.4% in the third quarter of 2015, up 70 basis points from the prior quarter. Our ability to increase our gross profit margin sequentially in each quarter of 2015 in an environment with metals pricing falling each month, reflects exceptional execution by our managers in the field. Our business model of focusing on smaller orders that require quick turnaround along with high levels of value-added processing, coupled with our disciplined operational execution, resulted in non-GAAP earnings of $1.16 per diluted share."

Mr. Mollins continued, "Overall customer demand remained relatively strong, with our tons sold per day increasing sequentially each month of the quarter. While the typical seasonal trend is for third quarter volume to decline 3% to 5% from the second quarter, our third quarter tons sold were down only 1.5%, versus the MSCI industry average of down 2.9%. While we sense some hesitation in the market at this time, we believe customer demand across our businesses is relatively healthy outside of the energy industry and we continue to increase our overall market share. Although we had expected pricing to be flat to up 1% in the third quarter, pricing for all commodity types continued its sequential monthly decline, primarily due to the continued historically high levels of imports in the marketplace. This resulted in a 4.4% decline in our average selling price per ton sold compared to the prior quarter, which was much less than mill price declines. We believe our strong gross profit margin management was supported in the quarter by our continued focus on inventory management, which allowed us to concentrate on profitable orders."

"We continuously evaluate each of our 300 plus operations to determine if they meet our profitability standards. Given our current outlook that oil prices will remain depressed for longer than we had previously anticipated, we recorded a pre-tax impairment and restructuring charge of $55.5 million in the third quarter of 2015 primarily related to certain of our operations servicing the energy end-market. This includes the planned closure of a few of our locations, which we believe is necessary to enhance our overall operating efficiencies and long-term profitability," Mr. Mollins further stated.

Mr. Mollins concluded, "We continue to focus on the controllable aspects of our business, which offsets much of the impact from the difficult market conditions that we cannot control. Our enhanced gross profit margins, diligent expense control and effective working capital management, including an inventory reduction of $120.5 million in the third quarter of 2015, contributed to our strong cash flow in the quarter. To strengthen our balance sheet and earnings per share, we used our available cash to reduce debt and repurchase our shares."

Third Quarter 2015 Business Metrics
(tons in thousands; percentage change)
	Q3 2015	Q2 2015	Sequential Quarter Change	Q3 2014	Year-Over- Year Change
Tons sold	1,485.9	1,508.2	(1.5%)	1,545.4	(3.9%)
Tons sold (same-store)	1,474.7	1,497.4	(1.5%)	1,538.5	(4.1%)
Average selling price per ton sold	$1,529	$1,600	(4.4%)	$1,752	(12.7%)
Average selling price per ton sold (same-store)	$1,485	$1,557	(4.6%)	$1,728	(14.1%)

Third Quarter 2015 Major Commodity Metrics
	Tons Sold (tons in thousands; percentage change)					Average Selling Price per Ton Sold (percentage change)
	Q3 2015 Tons Sold	Q2 2015 Tons Sold	Sequential Quarter Change	Q3 2014 Tons Sold	Year-Over- Year Change	Sequential Quarter Change	Year-Over- Year Change
Carbon steel	1,216.0	1,231.4	(1.3%)	1,258.7	(3.4%)	(4.6%)	(14.6%)
Aluminum	85.7	89.6	(4.4%)	84.3	1.7%	(1.9%)	0.1%
Stainless steel	76.3	78.3	(2.6%)	80.6	(5.3%)	(6.3%)	(14.7%)
Alloy	56.0	55.3	1.3%	83.2	(32.7%)	(5.0%)	(8.7%)

	Sales ($ in millions; percentage change)
	Q3 2015 Sales	Q2 2015 Sales	Sequential Quarter Change	Q3 2014 Sales	Year-Over- Year Change
Carbon steel	$1,223.4	$1,299.4	(5.8%)	$1,482.6	(17.5%)
Aluminum	$446.2	$475.3	(6.1%)	$438.0	1.9%
Stainless steel	$324.4	$355.3	(8.7%)	$401.7	(19.2%)
Alloy	$149.6	$155.3	(3.7%)	$243.4	(38.5%)

Year-to-Date (9 months) 2015 Business Metrics
(tons in thousands; percentage change)
	2015	2014	Year-Over- Year Change
Tons sold	4,538.6	4,617.6	(1.7%)
Tons sold (same-store)	4,503.3	4,610.7	(2.3%)
Average selling price per ton sold	$1,607	$1,709	(6.0%)
Average selling price per ton sold (same-store)	$1,563	$1,701	(8.1%)

Year-to-Date (9 months) 2015 Major Commodity Metrics
	Tons Sold (tons in thousands; percentage change)			Average Selling Price per Ton Sold (percentage change)
	2015 Tons Sold	2014 Tons Sold	Year-Over- Year Change	Year-Over- Year Change
Carbon steel	3,703.8	3,784.6	(2.1%)	(8.0%)
Aluminum	261.7	239.6	9.2%	4.2%
Stainless steel	231.9	239.0	(3.0%)	(4.7%)
Alloy	183.1	243.6	(24.8%)	(4.5%)

	Sales ($ in millions; percentage change)
	2015 Sales	2014 Sales	Year-Over- Year Change
Carbon steel	$3,946.9	$4,387.0	(10.0%)
Aluminum	$1,385.1	$1,217.4	13.8%
Stainless steel	$1,056.5	$1,141.9	(7.5%)
Alloy	$510.5	$711.3	(28.2%)

End-market Commentary

During the third quarter of 2015, Reliance experienced relatively steady customer demand across most of its end-markets, with the exception of the energy market, compared to the second quarter of 2015, subject to normal seasonal trends. The Company expects that underlying demand may decline slightly from current levels due to higher levels of pricing uncertainty currently in the marketplace. In addition, demand typically declines in the fourth quarter as compared to the third quarter due to normal seasonal factors, including fewer shipping days from customer closures during the holiday season.

  Automotive demand, supported mainly by the Company's toll processing operations in the U.S. and Mexico, remains strong and is expected to continue at current production rates throughout the remainder of 2015.  Reliance has increased its toll processing volume due to incremental processing from the increased usage of aluminum by the automotive industry and believes this is an area that represents further growth opportunities for the Company.
  Aerospace demand remained strong during the third quarter and is expected to continue to grow as "build" rates increase.  Given recent growth activities at Reliance's aerospace operations, the Company expects to capture a larger share of this market going forward.  Reliance recently announced that it has been awarded a contract estimated at $300 million for flat-rolled aluminum to be supplied for the F-35 Joint Strike Fighter program during the years 2017 through 2021.
  Heavy industry demand remained fairly consistent with prior quarter levels and continues to perform reasonably well in the areas served by Reliance.  However, overall market demand, especially for agricultural equipment, has weakened recently.
  Non-residential construction continues to improve, but remains well below peak levels. Reliance believes that this important end-market will maintain positive growth in 2016, despite the potential for some pull back in the fourth quarter of 2015.
  Energy (oil and gas) demand for the products Reliance sells has declined significantly due to the severe drop in oil prices and is expected to remain under pressure throughout the remainder of 2015 and into 2016.  Reliance's shipment volumes for its businesses that sell into the energy market were down approximately 40% in the third quarter of 2015 compared to the third quarter of 2014.

Balance Sheet & Liquidity

The Company generated $252.4 million in cash flow from operating activities in the third quarter of 2015 and $716.3 million in the first nine months of 2015. The Company paid down $106.1 million of debt during the quarter, with total debt outstanding of $2.1 billion as of September 30, 2015, and a net debt-to-total capital ratio of 33.8%. The Company had $489.0 million in outstanding borrowings on its $1.5 billion revolving credit facility at September 30, 2015.

"Our strong balance sheet and liquidity position provides us with the flexibility to continue investing in the growth of our business, both organically and through potential future M&A opportunities, while at the same time returning value to our shareholders," commented Karla Lewis, Senior Executive Vice President and Chief Financial Officer of Reliance. "Our strong cash flow is a direct result of our effective working capital management throughout all industry cycles. During the quarter, we were pleased to use available cash to further reduce our debt levels as part of our commitment to de-leverage our balance sheet. We also paid our regular quarterly cash dividend and opportunistically repurchased shares of our common stock."

Impairment and Restructuring

During the third quarter ended September 30, 2015, Reliance recorded a pre-tax impairment and restructuring charge of $55.5 million, or $0.47 per diluted share, triggered primarily by the Company's updated outlook on future oil prices and related demand in the energy markets that Reliance serves, as well as the Company's planned closure of certain energy-related locations.

Corporate Developments

On October 20, 2015, the Board of Directors declared a quarterly cash dividend of $0.40 per share of common stock, payable on December 18, 2015 to shareholders of record as of November 20, 2015. The Company has paid regular quarterly dividends for 56 consecutive years and has increased the dividend 22 times since the 1994 IPO.

During the three months ended September 30, 2015, the Company repurchased $142.3 million of its common stock under its existing share repurchase plan. Reliance repurchased 5.95 million shares during the first nine months of 2015 at an average price of $57.50 per share, for a total of $342.3 million. These repurchases effectively exhausted the shares authorized for repurchase under the existing share repurchase plan. Accordingly, on October 20, 2015, the Board of Directors amended Reliance's share repurchase plan to increase the number of shares available for repurchase by 7.5 million shares, or approximately 10% of its shares outstanding, and extended the program through December 2018. The Company expects to continue opportunistically repurchasing shares of its common stock going forward.

On October 20, 2015 the Board of Directors expanded its size to ten directors and appointed Robert McEvoy as a Director. Through his prior investment banking experience focused on the metals, mining and industrials sectors, Mr. McEvoy brings extensive knowledge of the metals and mining industries, mergers and acquisitions, corporate finance and equity portfolio management to Reliance's Board.

Business Outlook

While Reliance management believes the U.S. economy will continue its slow growth going forward, given increased uncertainty in the market at this time, along with normal seasonal patterns, the Company is cautious in regard to both business activity levels and metals pricing in the fourth quarter of 2015. These factors, combined with less shipping days in the fourth quarter, lead management to expect a decrease in tons sold of approximately 4% to 5% in the fourth quarter of 2015 over the third quarter of 2015, compared to the more typical seasonal trend of down 5% to 10%. Metals pricing is expected to remain under pressure for most products the Company sells through the remainder of 2015. Accordingly, management expects the Company's average selling price in the fourth quarter of 2015 to be down 1% to 2% from the third quarter of 2015. As a result, management currently expects Non-GAAP earnings per diluted share to be in the range of $0.75 to $0.85 for the fourth quarter ending December 31, 2015.

Conference Call Details

A conference call and simultaneous webcast to discuss the third quarter 2015 financial results and business outlook will be held today, October 22, 2015 at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time. To listen to the live call by telephone, please dial (877) 407-0789 (U.S. and Canada) or (201) 689-8562 (International) approximately 10 minutes prior to the start time and use conference ID: 13621420. The call will also be broadcast live over the Internet hosted on the Investors section of the Company's website at investor.rsac.com.

For those unable to participate during the live broadcast, a replay of the call will also be available beginning that same day at 2:00 p.m. Eastern Time until 11:59 p.m. Eastern Time on Thursday, November 5, 2015 by dialing (877) 870-5176 and entering the conference ID: 13621420. The webcast will remain posted on the Investors section of Reliance's web site at investor.rsac.com for 90 days.

About Reliance Steel & Aluminum Co.

Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is the largest metals service center company in North America. Through a network of more than 300 locations in 39 states and 12 countries outside of the United States, Reliance provides value-added metals processing services and distributes a full line of over 100,000 metal products to more than 125,000 customers in a broad range of industries.

Forward-Looking Statements

This press release contains certain statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, discussions of Reliance's business strategies and its expectations concerning future metals pricing and demand and the Company's results of operations, margins, profitability, impairment charges, liquidity, litigation matters and capital resources. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "would," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" and "continue," the negative of these terms, and similar expressions.

These forward-looking statements are based on management's estimates, projections and assumptions as of today's date that may not prove to be accurate. Forward-looking statements involve known and unknown risks and uncertainties and are not guarantees of future performance. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements as a result of various important factors, including, but not limited to, those disclosed in reports Reliance has filed with the Securities and Exchange Commission (the "SEC"). As a result, these statements speak only as of the date that they are made, and Reliance disclaims any and all obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Important risks and uncertainties about Reliance's business can be found in the Company's Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC.

CONTACT:
Brenda Miyamoto
Investor Relations
(213) 576-2428
investor@rsac.com

or Addo Communications
(310) 829-5400

(Tables to follow)

RELIANCE STEEL & ALUMINUM CO. SELECTED UNAUDITED FINANCIAL DATA (in millions, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Income Statement Data:

Net sales	$2,286.2	$2,705.1	$7,324.3	$7,874.9
Gross profit[1]	638.3	678.2	1,964.9	1,998.7
Operating income	101.7	151.3	431.2	481.3
Pre-tax income	77.7	130.4	364.2	418.7
Net income attributable to Reliance	51.4	95.5	242.9	279.2
Diluted earnings per share attributable to
Reliance stockholders	$0.69	$1.21	$3.21	$3.55
Non-GAAP diluted earnings per share
attributable to Reliance stockholders[2]	$1.16	$1.33	$3.67	$3.82
Weighted average shares outstanding –
diluted	74,136,193	78,884,181	75,673,596	78,674,859
Gross profit margin[1]	27.9%	25.1%	26.8%	25.4%
Operating income margin	4.4%	5.6%	5.9%	6.1%
Pre-tax income margin	3.4%	4.8%	5.0%	5.3%
Net income margin – Reliance	2.2%	3.5%	3.3%	3.5%
Cash dividends per share	$0.40	$0.35	$1.20	$1.05

	September 30,	December 31,
	2015	2014*
Balance Sheet and Other Data:

Current assets	$2,890.0	$3,121.1
Working capital	2,191.9	2,458.3
Property, plant and equipment, net	1,626.0	1,656.4
Total assets	7,455.6	7,822.4
Current liabilities	698.1	662.8
Long-term debt	1,986.1	2,208.1
Total Reliance stockholders' equity	3,919.8	4,099.0
Capital expenditures (year-to-date)	119.4	190.4
Cash provided by operations (year-to-date)	716.3	356.0
Net debt-to-total capital[3]	33.8%	34.9%
Return on Reliance stockholders' equity[4]	8.2%	9.6%
Current ratio	4.1	4.7
Book value per share[5]	$54.14	$53.03

* Amounts were derived from audited financial statements.

1 Gross profit, calculated as net sales less cost of sales, and gross profit margin, calculated as gross profit divided by net sales, are non-GAAP financial measures as they exclude depreciation and amortization expense associated with the corresponding sales. The majority of our orders are basic distribution with no processing services performed.  For the remainder of our sales orders, we perform "first-stage" processing which is generally not labor intensive as we are simply cutting the metal to size.  Because of this, the amount of related labor and overhead, including depreciation and amortization, are not significant and are excluded from our cost of sales. Therefore, our cost of sales is primarily comprised of the cost of the material we sell.  We use gross profit and gross profit margin as shown above as measures of operating performance.  Gross profit and gross profit margin are important operating and financial measures, as their fluctuations can have a significant impact on our earnings.  Gross profit and gross profit margin, as presented, are not necessarily comparable with similarly titled measures for other companies.

2 See accompanying Non-GAAP earnings reconciliation.

3 Net debt-to-total capital is calculated as total debt (net of cash) divided by total Reliance stockholders' equity plus total debt (net of cash). The December 31, 2014 percentage has been retrospectively adjusted pursuant to our adoption of accounting changes related to the presentation of debt issuance costs.

4 Calculations are based on the latest twelve months net income attributable to Reliance and beginning total Reliance stockholders' equity.

5 Book value per share is calculated as total Reliance stockholders' equity divided by outstanding common shares.

RELIANCE STEEL & ALUMINUM CO. UNAUDITED CONSOLIDATED BALANCE SHEETS (in millions, except share amounts)

ASSETS

	September 30,	December 31,
	2015	2014*
Current assets:
Cash and cash equivalents	$94.1	$106.2
Accounts receivable, less allowance for doubtful accounts of
$18.7 at September 30, 2015 and $18.3 at December 31, 2014	1,074.3	1,144.6
Inventories	1,587.3	1,752.1
Prepaid expenses and other current assets	49.3	71.8
Income taxes receivable	38.6	-
Deferred income taxes	46.4	46.4
Total current assets	2,890.0	3,121.1
Property, plant and equipment:
Land	196.6	197.5
Buildings	986.9	983.2
Machinery and equipment	1,553.8	1,479.8
Accumulated depreciation	(1,111.3)	(1,004.1)
	1,626.0	1,656.4

Goodwill	1,727.0	1,736.4
Intangible assets, net	1,140.7	1,227.4
Cash surrender value of life insurance policies, net	36.4	46.4
Other assets	35.5	34.7
Total assets	$7,455.6	$7,822.4

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$326.5	$286.5
Accrued expenses	99.9	98.2
Accrued compensation and retirement costs	119.2	128.4
Accrued insurance costs	43.1	46.6
Current maturities of long-term debt and short-term borrowings	109.4	93.9
Income taxes payable	-	9.2
Total current liabilities	698.1	662.8
Long-term debt	1,986.1	2,208.1
Long-term retirement costs	103.9	102.2
Other long-term liabilities	29.1	28.5
Deferred income taxes	687.9	692.9
Commitments and contingencies
Equity:
Preferred stock, $0.001 par value:
Authorized shares — 5,000,000
None issued or outstanding	-	-
Common stock and additional paid-in capital, $0.001 par value:
Authorized shares — 200,000,000
Issued and outstanding shares – 72,400,959 at September 30, 2015 and 77,337,251
at December 31, 2014	532.0	819.4
Retained earnings	3,479.9	3,328.5
Accumulated other comprehensive loss	(92.1)	(48.9)
Total Reliance stockholders' equity	3,919.8	4,099.0
Noncontrolling interests	30.7	28.9
Total equity	3,950.5	4,127.9
Total liabilities and equity	$7,455.6	$7,822.4

* Amounts were derived from audited financial statements.

RELIANCE STEEL & ALUMINUM CO. UNAUDITED CONSOLIDATED STATEMENTS OF INCOME (in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Net sales	$2,286.2	$2,705.1	$7,324.3	$7,874.9

Costs and expenses:
Cost of sales (exclusive of depreciation
and amortization shown below)	1,647.9	2,026.9	5,359.4	5,876.2
Warehouse, delivery, selling, general and
administrative	428.9	472.9	1,315.8	1,358.8
Depreciation and amortization	54.4	54.0	164.6	158.6
Impairment of long-lived assets	53.3	-	53.3	-
	2,184.5	2,553.8	6,893.1	7,393.6

Operating income	101.7	151.3	431.2	481.3

Other expense:
Interest	(21.2)	(20.8)	(63.3)	(61.2)
Other expense, net	(2.8)	(0.1)	(3.7)	(1.4)
Income before income taxes	77.7	130.4	364.2	418.7
Income tax provision	24.9	33.5	116.9	136.1
Net income	52.8	96.9	247.3	282.6
Less: Net income attributable to noncontrolling
interests	1.4	1.4	4.4	3.4
Net income attributable to Reliance	$51.4	$95.5	$242.9	$279.2

Earnings per share attributable to Reliance stockholders:
Diluted	$0.69	$1.21	$3.21	$3.55
Basic	$0.70	$1.23	$3.24	$3.59

Cash dividends per share	$0.40	$0.35	$1.20	$1.05

RELIANCE STEEL & ALUMINUM CO. UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS (in millions)

	Nine Months Ended
	September 30,
	2015	2014
Operating activities:
Net income	$247.3	$282.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	164.6	158.6
Impairment of long-lived assets	53.3	-
Deferred income tax benefit	(3.2)	(3.4)
Gain on sales of property, plant and equipment	(1.9)	(1.2)
Stock-based compensation expense	17.6	20.1
Other	7.7	6.0
Changes in operating assets and liabilities (excluding effect of businesses acquired):
Accounts receivable	65.4	(213.9)
Inventories	156.8	(333.0)
Prepaid expenses and other assets	(16.1)	46.1
Accounts payable and other liabilities	24.8	200.9
Net cash provided by operating activities	716.3	162.8

Investing activities:
Purchases of property, plant and equipment	(119.4)	(134.4)
Acquisitions, net of cash acquired	-	(145.0)
Proceeds from sale of business, net	-	26.2
Other	5.6	(8.0)
Net cash used in investing activities	(113.8)	(261.2)

Financing activities:
Net short-term debt borrowings	9.9	4.3
Proceeds from long-term debt borrowings	510.0	535.7
Principal payments on long-term debt	(729.0)	(368.6)
Dividends and dividend equivalents paid	(90.7)	(81.7)
Exercise of stock options	11.0	27.9
Share repurchases	(313.9)	-
Other	(5.5)	(2.1)
Net cash (used in) provided by financing activities	(608.2)	115.5
Effect of exchange rate changes on cash	(6.4)	-
(Decrease) increase in cash and cash equivalents	(12.1)	17.1
Cash and cash equivalents at beginning of year	106.2	83.6
Cash and cash equivalents at end of period	$94.1	$100.7

Supplemental cash flow information:
Interest paid during the period	$46.5	$46.4
Income taxes paid during the period, net	$168.3	$103.7

Non-cash investing and financing activities:
Debt assumed in connection with acquisition	$-	$41.7

RELIANCE STEEL & ALUMINUM CO. NON-GAAP EARNINGS RECONCILIATION (in millions, except per share amounts)

	Net Income			Diluted EPS
	Three Months Ended			Three Months Ended
	September 30, 2015	June 30, 2015	September 30, 2014	September 30, 2015	June 30, 2015	September 30, 2014

Net income attributable to Reliance	$51.4	$90.2	$95.5	$0.69	$1.20	$1.21
Acquisition and related charges	-	-	0.8	-	-	0.01
Antitrust related litigation costs	-	-	13.5	-	-	0.17
Impairment and restructuring charges	55.5	0.8	-	0.75	0.01	-
Other non-recurring settlement costs	-	-	1.0	-	-	0.01
Income tax benefit, related to above items	(21.1)	(0.3)	(5.7)	(0.28)	-	(0.07)
Net income attributable to Reliance, adjusted	$85.8	$90.7	$105.1	$1.16	$1.21	$1.33

			Net Income		Diluted EPS
			Nine Months Ended		Nine Months Ended
			September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014

Net income attributable to Reliance			$242.9	$279.2	$3.21	$3.55
Acquisition and related charges			-	0.8	-	0.01
Antitrust related litigation costs			-	25.0	-	0.32
Impairment and restructuring charges			56.3	-	0.74	-
Other non-recurring settlement costs			-	1.0	-	0.01
Income tax benefit, related to above items			(21.4)	(10.0)	(0.28)	(0.13)
Costs related to sale of non-core assets			-	1.1	-	0.01
Income tax expense related to sale of non-core assets			-	3.7	-	0.05
Net income attributable to Reliance, adjusted			$277.8	$300.8	$3.67	$3.82

Reliance Steel & Aluminum Co.'s presentation of adjusted net income and adjusted EPS over certain time periods is an attempt to provide meaningful comparisons to the Company's historical performance for its existing and future shareholders. Adjustments to net income and EPS include impairment and restructuring charges related to certain of the Company's energy-related businesses and the anticipated sale or closure of some of those metals service center locations, other charges relating to the consolidation of two of its metals service centers, sale of certain non-core assets acquired as part of the Metals USA acquisition, and legal costs and accruals related to certain settled litigation, which make comparisons to the Company's operating results between periods difficult using GAAP measures.

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